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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (785) 431-3000
Security Management Company, LLC

April 30, 1998

First Security Benefit Life Insurance
and Annuity Company of New York
70 West Red Oak Lane, 4th Floor
White Plains, NY  10604

Dear Sir/Madam:

This letter is with reference to the Registration Statement of T. Rowe Price Variable Annuity Account of which First Security Benefit Life Insurance and Annuity Company of New York (hereinafter "FSBL") is the Depositor. Said Registration Statement is being filed with the Securities and Exchange Commission for the purpose of registering the variable annuity contracts issued by FSBL and the interests of T. Rowe Price Variable Annuity Account of First Security Benefit Life Insurance and Annuity Company of New York under such variable annuity contracts which will be sold pursuant to an indefinite registration.

I have examined the Declaration and Certificate of Incorporation and bylaws of FSBL, minutes of the meeting of its Board of Directors and other records, and pertinent provisions of the New York insurance laws, together with applicable certificates of public officials and other documents which I have deemed relevant. Based on the foregoing, it is my opinion that:

1. FSBL is duly organized and validly existing as a stock life insurance company under the laws of New York.

2. T. Rowe Price Variable Annuity Account FSBL has been validly created as a Separate Account in accordance with the pertinent provisions of the insurance laws of New York.

3. FSBL has the power, and has validly and legally exercised it, to create and issue the variable annuity contracts which are administered within and by means of T. Rowe Price Variable Annuity Account of FSBL.

4. The amount of variable annuity contracts to be sold pursuant to the indefinite registration, when issued, will represent binding obligations of FSBL in accordance with their terms providing said contracts were issued for the considerations set forth therein and evidenced by appropriate policies and certificates.
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April 30, 1998
Page 2

I hereby consent to the inclusion in the Registration Statement of my foregoing opinion.

Respectfully submitted,

/s/ ROGER K. VIOLA

Roger K. Viola
Vice President
First Security Benefit Life Insurance and
Annuity Company of New York